Exhibit 10.11

25 June 2004

Shipping
Top Tankers Inc	Shipping Business Centre
109-111 Messogion Ave. Politia Centre	5-10 Great Tower Street London EC3P 3HX
Building Cl
Athens 11526	Telephone: +44 (0)20 7833 2121
Greece	Facsimile: +44 (0)20 7615 0116
www.rbs.co.uk

Attention: Mr E Pistiolis

Dear Sirs

Further to recent discussions relating to the proposed Initial Public Offering by Top Tankers Inc. on the Nasdaq and related acquisition of ten double-hull tanker vessels from Sovcomflot, we have pleasure in confirming that The Royal Bank of Scotland plc (the “Bank”) is prepared to offer a loan facility on the following principal terms and conditions: -

1.             BORROWERS

The Borrowers shall comprise sixteen single-purpose companies, each a wholly-owned subsidiary of Top Tankers Inc. and incorporated in a jurisdiction acceptable to the Bank, having joint and several liability in respect of the loan facility referred to below:-

a)      Ten newly-formed companies to be nominated and accepted by the Bank each as an owner of a “Purchased Ship” as per the attached table ‘B’

b)      Rupel Shipping Company Inc.

c)      Gramos Shipping Company Inc.

d)      Litochoro Shipping Company Limited

e)      Olympos Shipping Company Ltd

f)       Helidona Shipping Company Ltd

g)      Mytikas Shipping Company Ltd

Each Borrower in b) to g) above is an owner of a ship as detailed in attached table ‘A’, which ships shall hereinafter be collectively known together with the Purchased Ships as the “Ships”.

2.             LOAN AMOUNT

Up to US$197,000,000 (United States Dollars One Hundred and Ninety Seven Million only) to be drawn in up to sixteen tranches, no later than 30 September 2004 (the “Loan”).  In the event that the Loan is not fully drawn down by the above date, such undrawn amount will automatically be cancelled by the Bank and the commitment will be reduced to zero although the Borrower may request the Bank 10 consider extending this date on such terms as the Bank may agree.

3.             PURPOSE

a)             To assist to the extent of approximately US$107,268,750 in the acquisition of the Purchased Ships by the Borrowers referred to in paragraph 1 (a) above, at an aggregate contract price of US$251,200,000.  To be drawn in up to ten tranches.

b)            To refinance the existing liabilities of the Borrowers referred to in paragraph 1(b), (c) and (d) above currently maintained with the Bank, in an aggregate amount of approximately US$49,681,250.  To be drawn in up to three tranches.

c)             To refinance the existing liabilities of the Borrowers referred to in paragraph 1(e) and (f) above currently maintained with Piraeus Bank, in an aggregate amount of approximately US$9,650,000.  To be drawn in up to two tranches.

d)            To refinance the existing liabilities of the Borrower referred to in paragraph l(g) above currently maintained with HSH Nordbank, in an amount of approximately US$30,400,000.  To be drawn in one tranche.

4.             REPAYMENT AND PREPAYMENT OF THE LOAN

The Loan will be repayable by 16 consecutive semi-annual instalments of US$10,000,000, together with a balloon instalment of US$37,000,000 payable simultaneously with the last such instalment.  The first such instalment will be payable six months after the final drawdown of the Loan, but not later than 31 March 2005.

Notwithstanding the above, the Borrowers shall have the option, to defer the payment of up to two of the first ten scheduled instalments subject to the following conditions:

(a)           Only non-consecutive instalments may be deferred;

(b)           No event of default shall be likely to occur, shall have occurred or be continuing;

(c)           Full compliance by the Borrowers of all commercial and financial covenants contained in paragraphs 9(c), 9(e) and 10 hereof and in the formal documentation to be executed in accordance with paragraph 11 hereof;

(d)           One month’s notice in writing to the Bank shall be provided of the Borrowers’ intention to defer the next scheduled instalment;

(e)           Each instalment deferred shall be added to the remaining scheduled instalments, other than the balloon instalment which instalment shall not be increased, on a pro rata basis.  The amount of each increased instalment shall be advised to the Borrowers in writing by the Bank as soon as possible but in any event prior to the next scheduled instalment;

(f)            The Borrowers shall pay to the Bank a fee of 1% of any instalment to be deferred which fee shall be payable at the time of giving notice as per (d) above;

(g)           In addition to the voluntary prepayment option below, the Borrowers may prepay any deferred instalments so that the scheduled instalments shall revert to the amounts stated in the above paragraph.  Such prepayments may be made at any time subject to 14 days’ notice to the Bank and the payment of related breakage costs, if any;

(h)           If, at any time, the Borrowers shall have declared the option to defer instalments as above, then the Bank shall apply an ‘Earnings Recapture’ mechanism whereby any instalment or instalments deferred shall be prepaid in full or in part by the Borrower according to the level of net income (“net income” is defined as earnings before depreciation and amortisation) made by the Borrowers and the Corporate Guarantor.  The net income shall be determined by reference to the financial information to be provided by the Corporate Guarantor under paragraph 10 of this letter and any net income amount stated therein in excess of US$20,300,000 per annum shall be applied in reduction of the deferred instalments.

(i)            Upon the prepayment in full of one or both deferred instalments, the Borrowers shall retain the option to defer a further scheduled instalment or instalments as per the above conditions.

(j)            A maximum of US$20,000,000 may be deferred at any time.

Voluntary prepayment, will be permitted in whole or part subject to a minimum of fourteen (14) days’ notice and to payment of interest breakage costs (if any) and the interest margin on the amount prepaid for the balance of any then current Interest Period; partial prepayment shall be made in multiples of US$500,000.  All voluntary prepayments, including prepayment arising from the sale or total loss proceeds of a Ship, will be applied against instalments (including the balloon instalment) pro-rata.

5.             INTEREST RATE AND PERIODS

(a)           The interest rate on the Loan will be 1% per annum (the “Interest Margin”, subject to paragraph 9 (c) hereof) over US$ LIBOR for interest periods of three, six or twelve months (as, subject to availability, selected by the Borrower) or other agreed (in our absolute discretion) interest periods (the “Interest Period”); interest shall be payable on the last day of each Interest Period and, where any Interest Period exceeds six months, interest will also be payable six-monthly during such Interest Period.  Each repayment instalment shall have a matching Interest Period where the Interest Period selected or agreed would not otherwise achieve this.  For the avoidance of doubt, all tranches after the first tranche shall be consolidated.

The Borrowers shall additionally compensate the Bank for any cost to the Bank incurred in complying with reserve asset or capital adequacy requirements or other regulations howsoever imposed from time to time in relation to the making or maintaining of the Loan.

(b)           The Borrowers may, at their option, enter into an interest hedging arrangement with the Bank to fix the interest rate in respect of all or part of the Loan.  In this respect the Borrowers will be required (as a condition precedent thereof and in addition to the Documentation referred to in paragraph 11) to enter into ISDA documentation and, if required by the Bank, a security deed in support thereof in terms satisfactory to the Bank and other relevant provisions which will be incorporated into the Documentation.

6.             FEES

A fee of 0.75% flat on the amount of the Loan (i.e. US$1,477,500) will be payable on the date of signing the loan agreement.

A commitment fee of 0.25% per annum (calculated on a 360 day year basis) shall accrue on the amount of the undrawn balance of the Loan from the date of this letter and will be payable one month in arrears and on the date of drawdown of the Loan or on the latest permitted date for drawdown, whichever is the earlier.

7.             OPERATING ACCOUNT

The Borrowers shall open an operating account (the “Operating Account”) with the Bank to which the earnings of the Ships shall be credited.

Interest and instalments will be debited to the Operating Account, which will bear interest at the Bank’s rate for comparable deposits.

8.             SECURITY

As security for the obligations of the Borrowers (including but not limited to any interest hedging arrangement entered into as contemplated in paragraph 5(b) hereof), the Bank will require:

A Loan Agreement between the Bank and the Borrowers drafted in accordance with the provisions of English Law to be dated not later than 31 August 2004, to be supported by:

(a)           A first priority mortgage and assignment of earnings, insurances and requisition compensation over each Ship under a flag acceptable to the Bank in its absolute discretion.

(b)           The Corporate Guarantee of Top Tankers Inc (the ‘‘Corporate Guarantor”).  The Corporate Guarantor shall be the legal and beneficial owner of the entire authorised share capital of the Borrowers.

(c)           A right of set-off and first charge over the Operating Account.

9.             OTHER TERMS AND CONDITIONS

(a)           Prior to the first notice of drawdown of the Loan the Bank will require (amongst other things):-

(i)            Evidence that the Corporate Guarantor has successfully completed an Initial Public Offering on the Nasdaq, generating net proceeds (after costs and expenses) of not less than US$146,000,000.

(ii)           Evidence satisfactory in all respects (in the Bank’s absolute discretion) confirming that at least 20% of the issued share capital of the Corporate Guarantor, is vested in the ownership of the Pistiolis family.

(b)           Prior to each drawdown of the Loan (including the first) the Bank will require (amongst other things):-

(i)            An acceptable valuation of the Ship(s), determined in accordance with paragraph 9 (c) below, to ensure compliance with the minimum security requirement detailed in paragraph 9 (c) below.

(ii)           Details of insurances effected in respect of the Ship(s) as required pursuant to paragraph 9 (d) below.

(iii)          Evidence of compliance with the ISM Code and the existence of a valid Safety Management Certificate for the Ship(s) and Document of Compliance pursuant to the ISM Code.

(c)           The aggregate value (determined as set out below) of the Ships from time to time following delivery shall at all times be not less than 130% of the aggregate of (i) the outstanding principal amount of the Loan, and (ii) the notional cost or actual cost (if any), as determined by the Bank, of terminating any interest rate swap or other product entered into by the Borrower as contemplated, in paragraph 5(b) hereof, failing which other security acceptable to the Bank (in its absolute discretion) shall be provided or the Loan shall be prepaid to the extent necessary to comply with this requirement.

In addition to the above, the Bank will assess the value of the Ships on a quarterly basis, with a view to determining the Interest Margin for the ensuing quarter.  The Interest Margin on the Loan will be determined as follows:

i)              Loan to aggregate value of the Ships less than or equal to 60% - Interest Margin will be 1%.

ii)             Loan to aggregate value of the Ships greater than 60% but less than or equal to 70% - Interest Margin will be 1.125%.

iii)            Loan to aggregate value of the Ships greater than 70% - Interest Margin will be 1.25%.

The value of the Ships will be determined by a written valuation from one of Clarksons, Braemar Seascope or Fearnleys AS (the “Approved Brokers”) obtained by the Bank.  One such valuation per annum will be at the expense of the Borrowers.  Within ten days of being advised of such valuation, the Borrowers have the right to obtain a written valuation from another Approved Broker (addressed to the Bank and at the expense of the Borrowers) and, if the Borrowers exercise such option, the value of the Ships shall be determined to be the average of the two valuations.

(d)           The Ships shall be insured for marine, war and protection and indemnity risks (without any exclusions), including maximum available protection and indemnity cover for pollution risks, with brokers, underwriters and clubs and on terms acceptable to the Bank (details must be provided in good time prior to notice of drawdown).  All such insurances shall be subject to approval by insurance consultants nominated by the Bank whose costs shall be reimbursed by the Borrowers on demand.

(e)           During the period of the Loan, the Bank shall require that the Borrowers and/or the Corporate Guarantor maintain free cash balances with the Bank totalling not less than i) US$10,000,000 on a monthly average basis and ii) an absolute minimum of US$5,000,000, at all times.  Such deposits will bear interest at the Bank’s rate for comparable deposits.

(f)            The Documentation will contain indemnification from the Borrowers and the Corporate Guarantor against all consequences of any pollution incident.

(g)           The Bank shall effect Mortgagees Interest insurance and Mortgagees Additional Perils insurance for 120% of the outstanding principal amount of the Loan from time to time, the costs of which policies shall be reimbursed by the Borrowers on demand.

(h)           No Borrower will purchase any further tonnage or incur any secured or unsecured indebtedness (other than indebtedness in respect of advances from the Corporate Guarantor or any other Borrower incurred in the ordinary course of business of owning or operating the Ships) without the prior written consent of the Bank.

(i)            Subject to the proviso to this paragraph, the Corporate Guarantor and/or any wholly-owned subsidiary (other than the Borrowers) (“Non-Borrower Subsidiary”) will be permitted to incur further indebtedness including, without limitation, for the purposes of:

(a)           in the case of the Corporate Guarantor, assisting any Non-Borrower Subsidiary to acquire; or

(b)           in the case of any Non-Borrower Subsidiary, in acquiring,

further tonnage over which such Non-Borrower Subsidiary shall be entitled to grant mortgages, pledges, liens or other encumbrances as security for its obligations in respect of such indebtedness.

The Corporate Guarantor and/or and Non-Borrower Subsidiary will only be permitted to incur any such further indebtedness provided that no event of default or breach of covenant has occurred and is continuing under the Loan Agreement or any of the security documents or would result as a consequence of incurring such further indebtedness.  If the terms of any future indebtedness include financial covenants different to those detailed in paragraph 10 of this letter, the Bank reserves the right to amend those covenants to ensure that the Bank ranks at least pari passu with any incoming financial institution.  Appropriate cross default provisions will be incorporated into the Loan Agreement and the security documents to cover defaults in respect of such further indebtedness.

(j)            The Corporate Guarantor will be permitted to declare and pay dividends, provided that no event of default or breach of covenant has occurred and is continuing or would occur as a result of the declaration or payment of such dividend including, without limitation, the financial covenants set out in paragraph 10 below.

(k)           The Corporate Guarantor will not be permitted to appoint a Chief Executive Officer, other than Evangelos Pistiolis, without the Bank’s prior consent.

(l)            The rights of the equity holders of the Corporate Guarantor and/or the Borrowers shall be legally and effectively subordinated to any and all amounts due to the Bank under the Loan Agreement and the other security documents.  The equity will be non-convertible unless with the Bank’s prior or written consent.  Further equity participation for the Corporate Guarantor and/or the Borrowers shall be permitted to the extent that it is legally and effectively subordinated to all amounts due to the Bank under the Loan Agreement and the other security documents.

(m)          The Ships shall be managed by Top Tankers Management, a wholly-owned subsidiary of the Corporate Guarantor, which will subcontract the technical management of the Ships to V Ships, Unicom Management Services (Cyprus) Ltd or any other company reasonably acceptable to the Bank.  Any manager will subordinate claims it may have against the Borrowers, the Corporate Guarantor or the Ships to the Loan.

(n)           The Bank is required by applicable law and regulations, and its own internal guidelines, to take due diligence steps in relation to the opening of bank accounts and the identity of its customers.  The Bank will provide a schedule in relation to these matters immediately after acceptance of this offer letter to complete the necessary formalities before signing of the loan agreement.  The acceptability of the Borrowers and the Corporate Guarantor will be dependent on such due diligence being completed and the results being satisfactory to the Bank in all respects.

(o)           All out of pocket expenses (including VAT) incurred by the Bank in connection with the loan facility shall be reimbursed by the Borrowers on demand; such expenses shall include (but shall not be limited to) legal and other expenses incurred by the Bank after acceptance of this letter and whether or not any drawdown is effected.

10.           FINANCIAL COVENANTS

The Corporate Guarantor shall promptly provide annual audited financial statements, quarterly unaudited financial statements and such other management information as may be reasonably required by the Bank, to be prepared in accordance with SEC requirements, including US GAAP, together with a certificate (in a form acceptable to the Bank) certifying that the Corporate Guarantor is complying with the following covenants.  The certificate shall contain details of the calculations made by the Corporate Guarantor to demonstrate to the Bank compliance with these covenants:-

(a)           Adjusted Net Worth will not at any time be less than US$150,000,000.

(b)           Adjusted Net Worth will at all times exceed 35% of Total Assets.

(c)           EBITDA will at all times exceed 120% of the aggregate amount of Fixed Charges.

(d)           Liquid Funds shall not at any time be less than the highest of i) US$10,000,000 or ii) US$500,000 per Fleet Vessel.

For these purposes the capitalised expressions shall have the meanings set out in Appendix ‘A’ to this letter.

11.           DOCUMENTATION

This letter contains an outline of certain terms and conditions (it does not constitute a legally binding commitment on the Bank) which will, inter alia, be embodied in loan and security documentation (the “Documentation”) containing usual provisions of the Bank relating to the London Interbank Dollar Market, covenants and events of default acceptable to the Bank, all of which shall be completed as a condition precedent to drawdown; such legal agreement and security documentation shall be governed by English law (except to the extent any security otherwise requires).  The Documentation shall supersede this letter and all prior discussions and negotiations in relation to the Loan.

The Bank shall be entitled to obtain such legal opinions from such jurisdictions as it may require and from lawyers appointed by it and the Borrower shall provide such corporate and other documentation as may be required by the Bank or its lawyers.

12.           ACCEPTANCE

This offer will remain open for acceptance until 30 June 2004 and if no acceptance is received by this date, the offer shall be automatically cancelled and no longer available for acceptance.  If the terms of this offer are acceptable, please sign the acceptance on the enclosed copy of this letter and return it to the Bank.  This letter is in substitution of the Bank’s offer letter dated 14 June 2004, which is hereby cancelled.

Yours faithfully

For THE ROYAL BANK OF SCOTLAND plc

/s/ ADRIAN MEADOWS	/s/ BARRY W. MARTIN
ADRIAN MEADOWS	BARRY W MARTIN
SENIOR SHIP FINANCE MANAGER	DIRECTOR, GREECE

We hereby unconditionally and irrevocably accept the terms and conditions set out above.

For	TOP TANKERS	Name	/s/ PISTIOLIS E. J.

Signed	/s/ Evangelos J. Pistiolis	Position	CEO

Date	30/06/04

[SEAL]

APPENDIX ‘A’

“Accounting Information” means the quarterly financial statements and/or the annual audited financial statements to be provided by the Corporate Guarantor to the Lender in accordance with paragraph 10 of this letter;

“Accounting Period” means each consecutive period of approximately three months falling during the Loan period (ending on the last day in March, June, September and December of each year) for which quarterly Accounting Information is required to be delivered pursuant to paragraph 10 of this letter;

“Adjusted Net Worth” means, in respect of an Accounting Period, the amount of Total Assets less Consolidated Debt:

“Consolidated Debt” means, in respect of an Accounting Period, the aggregate amount of Debt due by the members of the Group (other than any such Debt owing by any member of the Group to another member of the Group) as stated in the then most recent Accounting Information;

“Consolidated Financial Indebtedness” means, in respect of each Accounting Period, the aggregate amount of Financial Indebtedness (including current maturities) due by the members of the Group (other than any such Financial Indebtedness owing by any member of the Group to another member of the Group) as stated in the then most recent Accounting Information;

“Current Assets” means, in respect of each Accounting Period, the aggregate of the cash and marketable securities, trade and other receivables from persons other than a member of the Group realisable within one year, inventories and prepaid expenses which are to be charged to income within one year less any doubtful debts and any discounts or allowances given as stated in the then most recent Accounting Information;

“Debt” means in relation to any member of the Group (the “debtor”):

(a)           Financial Indebtedness of the debtor;

(b)           liability for any credit to the debtor from a supplier of goods or services or under any instalment purchase or payment plan or other similar arrangement;

(c)           contingent liabilities of the debtor (including without limitation any taxes or other payments under dispute) which have been or, under GAAP, should be recorded in the notes to the Accounting Information;

(d)           deferred tax of the debtor; and

(e)           liability under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person who is not a member of the Group which would fall within (a) to (d) if the references to the debtor referred to the other person;

“EBITDA” means, in respect of an Accounting Period, the aggregate amount of consolidated pre-tax profits of the Group before extraordinary or exceptional items, depreciation, interest, renatals under finance leases and similar charges payable as stated in the then most recent Accounting, Information;

“Financial Indebtedness” means, in relation to any member of the Group (the “debtor”), a liability of the debtor:

(a)           for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)           under any loan stock, bond, note or other security issued by the debtor;

(c)           under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)           under a financial lease, a deferred purchase consideration arrangement (in each case, other than in respect of assets or services obtained on normal commercial terms in the ordinary course of business) or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)           under any foreign exchange transaction, interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)            under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (c) if the references to the debtor referred to the other person;

“Fixed Charges” means, in respect of an Accounting Period, the aggregate of Interest Expenses and the portion of Consolidated Financial Indebtedness (other than balloon repayments) falling due during that period, as stated in the then most recent Accounting Information;

“Fleet Vessels” means any vessel (including, but not limited to, the Ships) from time to time owned by any member of the Group (each a “Fleet Vessel”);

“GAAP” means accounting principles, concepts, bases and policies generally adopted and accepted in the United States of America consistently applied;

“Group” means the Corporate Guarantor and its subsidiaries (whether direct or indirect and including, but not limited to, the Borrowers) from time to time during the Security Period and “member of the Group” shall be construed accordingly;

“Interest Expenses” means, in respect of an Accounting Period, the aggregate on a consolidated basis of all interest incurred by any member of the Group (excluding any amounts owing by one member of the Group to another member of the Group) and any net amounts payable under interest rate hedge agreements;

“Liquid Funds” means, in respect of an Accounting Period:

(a)           cash in hand or held with banks or other financial institutions of the Corporate Guarantor and/or any other member of the Group in Dollars or another currency freely convertible into Dollars, which is free of any Security Interest (other than a Permitted Security Interest and other than ordinary bankers’ liens which have not been enforced or become capable of being enforced);

(b)           any other short-term financial investments which is free of any Security Interest (other than a Permitted Security Interest)

as stated in the then most recent Accounting Information;

“Tangible Fixed Assets” means, in respect of an Accounting Period, the value (less depreciation computed in accordance with GAAP) on a consolidated basis of all tangible fixed assets of the Group as stated in the then most recent Accounting Information; and

“Total Assets” means, in respect of an Accounting Period, the aggregate of Current Assets and Tangible Fixed Assets”.

Owning Company	Name	DWT	Vessel Type	Hull	Year Built

TABLE A	‘Existing Ships’

Rupel Shipping Company Inc.	Fearless	44,646	Products Tanker	Double/Double	1992
Gramos Shipping Company Inc.	Faithful	45,000	Products Tanker	Double/Double	1992
Litochoro Shipping Company Ltd.	Endless	135,915	Oil Tanker	Double/Double	1992
Olympos Shipping Company Ltd.	Med Prologue	29,999	Products Tanker	Single	19?5
Helldona Shipping Company Ltd.	Yapi	29,999	Products Tanker	Single	1989
Mytikas Shipping Company Ltd.	Limitless	136,055	Oil Tanker	Double/Double	1993

TABLE B	‘Purchased Ships’

	Timeless	154,970	Oil Tanker	Double/Double	1991
Companies to be	Flawless	154,970	Oil Tanker	Double/Double	1991
nominated by Top Tankers Inc.	Restless	47,084	Products Tanker	Double/Double	1991
and accepted by the Bank	Spotless	47,094	Products Tanker	Double/Double	1991
in its sole discretion.	Doubtless	47,076	Products Tanker	Double/Double	1991
	Victorious	47,084	Products Tanker	Double/Double	1991
	Relentless	47,084	Products Tanker	Double/Double	1992
	Sovereign	47,084	Products Tanker	Double/Double	1992
	Invincible	47,084	Products Tanker	Double/Double	1992
	Vanguard	47,084	Products Tanker	Double/Double	1992